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                                  EXHIBIT 99.1



                                 AMENDMENT NO. 1

                                     TO THE

                        CENTRAL VALLEY COMMUNITY BANCORP
                             2000 STOCK OPTION PLAN




         The 2000 Central Valley Community Bancorp 2000 Stock Option Plan (the " Bancorp Plan") of Central Valley Community Bancorp (the "Company") is hereby amended as follows effective January 17, 2001.

         1.   Section 2(x) is replaced to read as follows in its entirety:

              "2(x) Total and Permanent Disability shall mean any disability, not limited to total and permanent disability, as reasonably determined by the Committee."